Exhibit 10.1

WARRANT EXCHANGE AGREEMENT

This WARRANT EXCHANGE AGREEMENT dated as of September 15, 2023 (this “Agreement”), by and between AgEagle Aerial Systems Inc. (the “Company”), and Alpha Capital Anstalt (the “Alpha” and together with the each a “Party” and collectively as the “Parties”). Capitalized words not otherwise defined herein shall have the meanings attributed to them in the SPA or Warrant (as defined below).

W I T N E SS E T H :

WHEREAS, the Company and Alpha are parties to a Securities Purchase Agreement, dated December 1, 2022, (the “SPA”), pursuant to which the Company issued to Alpha a warrant exercisable for the purchase of up to 5,000,000 shares of Company common stock, par value $0.001 (the “Common Stock”) at an exercise price of $0.44 per share (the “Warrant”);

NOW, THEREFORE, in consideration of the agreements of the Parties set forth herein, and other good and valuable consideration the receipt and legal adequacy of which are hereby acknowledged by the Company and the Alpha, it is hereby agreed as follows:

1. The Company and Alpha shall exchange the Warrant for 5,000,000 shares of Common Stock (the “Shares”), pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act.

2. The Company represents that: (a) the Shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements, (b) the Common Stock is trading on the NYSE American and all of the Shares are listed for trading on the NYSE American (except as disclosed in the SEC Reports, the Company has no reason to believe, in good faith, that trading of the Common Stock on the NYSE American will be interrupted for the foreseeable future) and the issuance of the Shares would not violate any rules of the Trading Market, (c) that as of the date hereof, the Company is in compliance with, and has timely made all filings under Section 13(a) of the Exchange Act. The Company covenants and agrees, that it will ensure the timely filing with the SEC (which includes filing within in any permitted grace period) of all other SEC Reports required under Section 13(a), so that Alpha can comply with the requirements of sale under Rule 144.

3. Unless otherwise disclosed in the SEC Reports, the Company confirms that the representations and warranties it made in Section 3.1 of the SPA are true and accurate as of the date hereof.

4. The Company acknowledges that as a result of the exchange of the Warrant for the Shares pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act, the holding period of the Warrant and the Shares, for Rule 144 purposes commenced as of December 6, 2022, and neither this Agreement nor the issuance of the Shares, shall restart such holding period. All Shares are being issued pursuant to an exemption from registration pursuant to Section 3(a)(9) of the Securities Act.

5. The Company hereby represents and warrants to Alpha that (i) the Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, and (ii) the execution, delivery and performance by the Company of this Agreement and the issuance of the Shares do not and will not (x) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (y) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, other than securities issued to Alpha by Company, or (z) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (y) and (z), such as could not have or reasonably be expected to result in a Material Adverse Effect.

6. The Company shall not, and the Company shall cause each of its officers, directors, employees and agents not to provide Alpha with any material, non-public information regarding the Company or any of its subsidiaries from and after the date hereof without the express prior written consent of Alpha (which may be granted or withheld in Alpha’s sole discretion). In the event of a breach of the foregoing covenants, in addition to any other remedy provided herein, Alpha shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such breach or such material, non-public information, as applicable, without the prior approval by the Company, or any of its officers, directors, employees or agents. Alpha shall have no liability to the Company, any of its subsidiaries, or any of its or their respective officers, directors, employees, affiliates, stockholders or agents, for any such disclosure. To the extent that the Company delivers any material, non-public information to Alpha without Alpha’s consent, the hereby covenants and agrees that Alpha shall not have any duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, non-public information, to the extent not inconsistent with federal securities laws.

7. The execution, delivery and performance by the Company of this Agreement and the issuance of the Shares do not and will not give to others any rights of termination, participation, first refusal, amendment, acceleration, adjustment, exchange, reset, exercise or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt, equity or other instrument (evidencing equity, debt or otherwise) or other understanding to which the is a party or by which any property or asset of the is bound or affected. The issuance of the Shares pursuant to this Agreement, shall not reset, reprice, rachet, or otherwise modify the conversion, exercise price or amount of shares issuable pursuant to any security of the Company issued to Alpha by the Company.

8. Alpha has not paid, surrendered or otherwise transferred to or received from any person any item of value in connection with such exchange, other than the Shares received upon the exchange of the Warrant, and it is receiving the Shares with full knowledge of the restrictions on transfer applicable thereto under Rule 144.

9. Within one (1) Business Days after execution of this Agreement, the Company shall file a form 8-K with the Securities and Exchange Commission, disclosing this Agreement, which shall be an exhibit to such filing. The Form 8-K shall be provided to Alpha for review and comment prior to filing.

10. Upon the issuance of the Shares, the Warrant shall be cancelled and be of no further force and effect. Each of the SPA and the Note, as amended, shall remain in full force and effect in accordance with their respective terms and provisions. All references in the SPA and the Note, as the case may be, to terms such as “the Note” “this Note”, “hereby”, “herein” and shall include this Agreement. Alpha is not waiving any of its rights under the Note, as amended, and the SPA.

[REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each of the undersigned Parties has duly executed this Agreement as of the date first written above.

AgEagle Aerial Systems, Inc.		Alpha Capital Anstalt

	/s/ Barrett Mooney		/s/ Nicola Feuerstein
By:	Barrett Mooney	By:	Nicola Feuerstein
Its:	Chief Executive Officer	Its:	Authorized Signatory